UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2013

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As further described in Item 5.07 of this Current Report on Form 8-K, at the annual meeting of the shareholders of Hospitality Properties Trust, or the Company, William A. Lamkin received less than the majority of shares required to be re-elected as an Independent Trustee.  As a result, on May 15, 2013, Mr. Lamkin resigned from the Board of Trustees.  The Board of Trustees determined that Mr. Lamkin’s continued service would be in the Company’s best interest and the Board of Trustees requested that Mr. Lamkin accept appointment to the vacancy created by his resignation.  Mr. Lamkin subsequently accepted appointment as the Independent Trustee in Group III of the Board of Trustees.  Mr. Lamkin will serve as a member of the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee.

For his service as a Trustee, Mr. Lamkin will be entitled to the compensation that the Company provides to its Independent Trustees.  A summary of the Company’s currently effective Trustee compensation is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

At the annual meeting of the Company’s shareholders, held on May 15, 2013, the Company’s shareholders approved a nonbinding advisory resolution on the compensation paid to the Company’s executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement dated March 1, 2013, relating to the Company’s 2013 annual meeting of shareholders.  This proposal received the following votes: For — 83,937,345; Against — 4,972,088; Abstain — 363,631; and Broker Non-Votes — 22,097,055.

The Company’s shareholders also ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  This proposal received the following votes: For — 109,995,635; Against — 1,150,227; and Abstain — 224,257.

A nonbinding shareholder proposal made by CalPERS was also voted upon at the meeting.  The proposal requested that the Company take steps to require that all of the Company’s trustees stand for election each year.  The proposal by CalPERS received the following votes: For — 80,428,341; Against — 8,344,738; Abstain — 499,985; and Broker Non-Votes — 22,097,055, which is less than the vote required for its adoption.

The Company’s shareholders voted on the election of Mr. Lamkin as the Independent Trustee in Group III of the Board of Trustees.  Mr. Lamkin received the following votes: For — 38,574,107; Against — 50,570,109; Withhold — 128,848; and Broker Non-Votes — 22,097,055.

The results reported above are final voting results.

Another matter scheduled to be voted upon at the meeting was a non-binding proposal by UNITE HERE requesting that the Company take steps to remove all supermajority voting requirements.  To be properly presented for consideration at the Company’s annual meeting in accordance with applicable Maryland law, the Company believes that the UNITE HERE proposal should have been presented by a UNITE HERE representative who held a valid proxy from the registered owner of UNITE HERE’s shares of the Company.  A person representing UNITE HERE appeared at the annual meeting but failed to produce a valid proxy.  Accordingly, no vote on the UNITE HERE proposal was or will be officially tallied.  Although no vote on this proposal was officially tallied, it appears that the proposal by UNITE HERE would have received the following votes if it were properly presented: For — 67,878,817; Against — 20,890,478; Abstain — 503,769; and Broker Non-Votes — 22,097,055; which is less than the vote which would have been required for its adoption, i.e., 92,728,068.

Item 8.01                                           Other Events.

Trustee Compensation

On May 15, 2013, the Company updated its trustee compensation arrangements.  A summary of the Company’s currently effective trustee compensation arrangements is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On May 15, 2013, the Company granted each of the Company’s trustees 2,000 common shares of beneficial interest, $.01 par value, or Common Shares, valued at $30.69, the closing price of the Common Shares on the New York Stock Exchange on that day, consistent with the Company’s trustee compensation arrangements.

Item 9.01                         Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Summary of Trustee Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

		By:	/s/ Mark L. Kleifges
		Name:	Mark L. Kleifges
		Title:	Treasurer and Chief Financial Officer

Dated:	May 21, 2013